Exhibit 10.36

                        COLORADO BREEDING FARM AGREEMENT


     THIS AGREEMENT is made and entered into this 11 day of April, 1997 by and between Alliance Farms Cooperative Association, of 3315 North Oak Trafficway, Kansas City, Missouri 64116, (hereinafter "Alliance"); G & G Pork Producers, LLC, (hereinafter "Producer"); and Farmland Industries, Inc. of 3315 North Oak Trafficway, Kansas City, Missouri 64116 (hereinafter "Farmland").

     WHEREAS, Producer has facilities suitable for the feeding of swine (the "Facilities"),

     WHEREAS, Farmland and Producer have entered into a Colorado Grow/Finish Agreement, dated January 4, 1993, for the care and feeding of swine ("Grow/Finish Agreement"),

     WHEREAS, Alliance desires to contract for the use of Producer's Facilities for the feeding and care by Alliance of development gilts owned by Alliance.

     NOW, THEREFORE, the parties agree as follows:

1. ACCESS. Producer specifically agrees that at all times during the term of this Agreement, Alliance, its agents, employees and representatives shall have the absolute and irrevocable right to enter upon the Facilities to conduct all activities associated with the care and management of gilts. Producer further agrees that Producer shall restrict the access of Producer, its agents, employees and representatives to the Facilities to conduct only those limited activities directly required by this Agreement. All parties agree that this contract will not restrict access of Producer, its agents, employees and representatives for the purposes of conducting activities on the Facilities as it relates to the research, construction, management and maintenance of the structures on the Facilities, and waste management system.

2. MANAGEMENT RESPONSIBILITIES. Alliance shall arrange for the delivery of gilts to the Facilities at Alliance's expense. The gilts shall be delivered in such numbers and in such intervals as determined by Alliance in its sole discretion (each such delivery shall hereinafter be referred to as a "Lot"). Alliance shall be solely responsible for the daily management and care of the gilts. Alliance shall provide and deliver to the Facilities all feed, grain, proteins, minerals, and medications (hereinafter collectively referred to as "Supplies"). All Supplies remain the property of Alliance and any Supplies remaining after the gilts have been removed from the Facilities may be picked up by Alliance. Alliance shall be responsible for the transfer fees of utilities from Producer to Alliance and back from Alliance to Producer. Alliance shall be responsible for the provision and payment of all utilities and labor necessary for the operation of the Facilities. Such payment for utilities shall be mutually determined in good faith by Alliance and Producer.

3.  PRODUCER RESPONSIBILITIES.  Producer shall be responsible for the following:

     a) Disposal of waste as required by all applicable governmental regulations and good management practices. This may include all assistance as required by Agents of Producer, for the purposes of conducting research studies regarding the facilities and waste management system.

     b) Providing Alliance unrestricted access to the Facilities to conduct activities associated with this Agreement.

     c)   Providing power washer for cleaning of Facilities.

     d) Power washing and disinfecting the inside of the Facilities and feeders prior to admittance of the first Lot.

     e) At the request of Alliance, Producer agrees to assist in maintaining access to facilities on the real property owned by Producer which does not include county or state roads.

     f) Producer shall not be responsible for maintenance of the Facilities except that Producer will maintain the structural and mechanical systems, provided that Alliance shall be responsible for repairing any structural or mechanical failures due to their acts and neglect.

4. SUSPENSION OF GROW/FINISH AGREEMENT. During the term or earlier termination of this Agreement, Farmland and Producer agree that:

     a) all of Farmland's responsibilities to Producer, including, but not limited to the obligation to make payment to Producer, under the Grow/Finish Agreement shall be suspended;

     b) all of Producer's performance obligations to Farmland under the Grow/Finish Agreement shall be suspended;

     c) Farmland shall not be required to pay the Minimum Annual Payment (as said term is defined in the Grow/Finish Agreement) or any portion thereof, as required under the Grow/Finish Agreement for any period attributable to the term in which this Agreement is in effect;

     d) a default or breach by Alliance of its responsibilities and obligations under this Agreement shall not constitute a default or breach under the Grow/Finish Agreement; and

     e) a default or breach by Producer of its responsibilities and obligations under this Agreement shall NOT constitute a default or breach under the Grow/Finish Agreement.

The foregoing rights and responsibilities of Farmland and Producer as well as all provisions provided under the Grow/Finish Agreement shall automatically resume upon the termination of this Agreement, and the term of the Grow/Finish Agreement shall be extended for a period of time equal to the Term of this Agreement.

5.  INSURANCE.

     a) Alliance shall maintain at Alliance's expense, a general liability insurance policy providing a minimum of $1,000,000 bodily injury and replacement value property damage coverage for the Facilities and shall provide Producer with a certificate of insurance evidencing such coverage.

     b) Producer shall maintain, at Producer's expense, a general liability insurance policy providing a minimum of $500,000 replacement value property damage and bodily injury coverage as it relates to any injury to Producer and its agents and for damage to Facilities due to Producer's actions, and Producer shall provide Alliance with a certificate of insurance evidencing such coverage.

6. ALTERATIONS, ADDITIONS AND IMPROVEMENTS TO PROPERTY. Alliance may make such alterations, additions, or improvements in such parts of the Facilities as Alliance deems necessary for its purposes, provided, however, written consent of Producer is first obtained. Any fixtures erected in or attached to premises by Alliance may be removed by Alliance at the termination of this Agreement, provided (i) Alliance shall not then be in default in the performance of any of its agreements herein, (ii) that such removal shall not permanently injure the building, and (iii) that removal shall be made before the expiration of the Term of this Agreement.

7. PAYMENT TO PRODUCER. Alliance shall pay Producer, subject to Producer's compliance with the terms and conditions of this Agreement, a monthly payment determined by using the following payment calculation:

          Monthly Payment = $32.55 x Pig Spaces

                                  12

Such payments shall be paid to Producer on or before the 14th day of each month. Failure to provide timely payment shall result in a late fee equivalent to the accrual of interest on the monthly payment due at the rate of 1.5% per month until paid, to be assessed to the amount due and payable by Alliance. Producer and Alliance acknowledge and agree that for the Term (as defined herein), Producer shall look solely to Alliance for any and all payments due hereunder; provided, however, the parties hereto agree that any partial calendar month of the Term shall be prorated according to the actual number of days said pig spaces are available for use by Alliance. This Agreement is for four (4) units of Nine Hundred (900) pig spaces each.

8.  TERM AND TERMINATION.

     a) This Agreement shall commence on April 14, 1997 and shall remain in full force and effect, unless terminated earlier according to the terms hereof, for a period of 14 months thereafter (the "Initial Term").


     b) Possession and payment on the first two (2) units shall commence April 14, 1997. Possession and payment on the remaining two (2) units shall commence April 21, 1997.

     c) It is expressly understood that Producer may inform Alliance, by written notice made to Alliance at least 90 days prior to the end of the Initial Term, that Producer chooses to end this Agreement and resume the Grow/Finish Agreement upon completion of the Initial Term. In such event, it shall be Alliance's duty to inform Farmland that the Grow/Finish Agreement will resume at the completion of the Initial Term. Otherwise, after the expiration of the Initial Term, and with the consent of Farmland, this Agreement shall continue thereafter on a month to month basis, upon the same terms and condition provided herein, except that Alliance may terminate this Agreement at any time after the tenth month of the Initial Term has expired, upon thirty (30) days prior written notice (the Initial Term together with any subsequent extension thereof shall hereinafter be defined as the "Term").

     d) Upon termination of this Agreement, Alliance agrees to power wash and disinfect the inside of the Facilities and feeders prior to admittance of the first Lot under the Grow/Finish Agreement.

     e) Upon termination of this Agreement and automatic resumption of the Grow/Finish Agreement, Alliance promises that should Farmland fail to repopulate the facility within seven (7) days, Alliance will continue to pay as compensation to Producer, an amount equal to that which is contemplated under paragraph 7 hereinabove. However, payment by Alliance contemplated under this paragraph shall not apply if (i) this contract is terminated due to default by Producer, or (ii) if there is a casualty of the Facilities.

9. EVENTS OF DEFAULT. Any party to this Agreement shall be in default upon the happening of any of the following events:

     a) Actual or attempted levy, seizure or attachment of any of the swine or any of Alliance's property delivered to the Facilities or otherwise to Producer;

     b)   Insolvency or bankruptcy of any party;

     c) The happening of any action which is not in conformance with industry standards, which endangers or impairs the swine, Alliance's property or Producer's property;

     d)   failure of any party to perform its obligations under this Agreement;
or
     e) Any representation or warranty made by any party or on behalf of any party which proves to be incorrect or otherwise misleading.

10. ACTION BY PARTIES UPON BREACH. This Agreement may be terminated by any party in the event of any default by the other party(s), upon written notice by the party to the Defaulting party of such default, and the default remains uncured for a period of ten (10) days (or such longer period as required by law) from the date of the notice of such default.

     Notwithstanding the provisions of this Section, Alliance shall have the right to immediately remove the swine, if, in its sole judgment, such removal is reasonably necessary to protect the swine or Alliance's interest therein from imminent danger, and Alliance shall have the right to terminate this Agreement pursuant to paragraph 9 hereinabove.

11. CONDITION OF PREMISES UPON TERMINATION. Alliance agrees to give up possession of the Facilities upon the expiration of the Term in as good as condition as when the Term began, normal wear and tear, loss by fire, and other casualty or inevitable accident excepted. Alliance agrees to pay for any damage to the Facilities in violation of this provision.

12. WAIVER OF DEFAULT. No waiver by Alliance of any default shall operate as a waiver of any other default or of the same default on a future occasion.

13. INDEPENDENT CONTRACTOR. The relationship created by this Agreement is that of independent contractor and nothing contained herein is intended or shall be construed as creating any agency, employer-employee or other relationship.

14. FACILITIES LOCATION. The Facilities are located at the same location or locations as is designated in the Grow/Finish Agreement.

15. INDEMNIFICATION. Except as provided in paragraph 11 herein, Alliance agrees to indemnify and hold Producer harmless from and against all loss, liability, claims, fines, expenses, damage, costs and demands for loss or damage arising out of or in connection with the use, acts and negligence of Alliance, its employees and agents upon the Facilities. Alliance agrees to pay all expenses, including costs and reasonable attorney's fees, which may be incurred by Producer in defending any action for damages brought against Producer and arising out of said use, acts and negligence of Alliance upon the Facilities.

16. COMPLIANCE WITH LAW. All parties agree to materially comply with the laws of the United States, the State of Colorado, and County of Yuma, Colorado. Additionally, should it become necessary now or in the future, that any type of permit is required by law, for the activities directly or indirectly related to the performance contemplated under paragraphs 2 and 3 of this Agreement, then the party responsible for said performance agrees to pay costs regarding the acquisition of said permits.

17. OWNERSHIP. Producer understands and agrees that all swine delivered to the Facilities during the term of this Agreement are the property of Alliance, and the swine and all increase thereof, if any, shall be and at all times remain the property of Alliance. Producer shall have no ownership interest of any kind in any of the swine.

18. NOTICE. Unless otherwise provided in this Agreement, any notice, tender, or delivery to be given by either party to the other may be effected by personal delivery, or by registered or certified mail, postage prepaid, and shall be deemed delivered when mailed. Any mailed notice made to Producer shall be made as follows: G & G Pork Producers, LLC, Christopher Glaze, registered agent, 514 South Ash, Yuma, Colorado 80759. Any mailed notice made to Alliance shall be made as follows: 3315 North Oak Trafficway, Department 189, Kansas City, Missouri 64166. Any mailed notice made to Farmland shall be made as follows:
3315 North Oak Trafficway, Department 189, Kansas City, Missouri 64116. Each party may designate a new mailing address by written notice to the other party.

19. ASSIGNMENT AND MODIFICATION. This Agreement is binding on the heirs, executors, and assigns of the parties. This Agreement cannot be changed, modified or assigned without the prior written consent of both parties.

20. NO JOINT VENTURE. Nothing contained herein shall create a partnership, nor joint venture between Producer and Alliance, Producer and Farmland, Alliance and Farmland or any combination thereof.

21. HEADINGS. The headings used in this Agreement are inserted for convenience only and constitute neither a portion of this Agreement nor in any manner affect the provisions or interpretations of this Agreement.

22. CHOICE OF LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without reference to its conflict of law rules.

23. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


PRODUCER

By: Christopher E. Glaze

Name: Christopher E. Glaze

Title: Member

514 S. Ash
(Address)

(970) 848-2998
(Telephone No.)

###-##-####
(Social Security No.)



ALLIANCE FARMS COOPERATIVE ASSOCIATION

By: /s/ Wayne N. Snyder

Name: Wayne N. Snyder

Title: President & Chairman



FARMLAND INDUSTRIES, INC.

By: /s/ Gary E. Evans

Name: Gary E. Evans

Title: Executive Vice President